Exhibit 2.1

EQUITY CONTRIBUTION AGREEMENT

by and among

JERASH HOLDINGS (US), INC.,

MERLOTTE ENTERPRISES LIMITED,

LEE KIAN TJIAUW,

NG TSZE LUN

and

THE STOCKHOLDERS OF JERASH HOLDINGS (US), INC. NAMED HEREIN

Dated as of May 11, 2017

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5.11.	Compliance with Laws	10
5.12.	Company Litigation	10
5.14.	Material Contracts	11
5.15.	Tax Matters	11
5.16.	Transactions with Related Persons	11
5.17.	No Brokers	12
5.18.	Independent Investigation	12
5.19.	No Other Representations and Warranties	12

Article VI OTHER AGREEMENTS		12
6.1.	Further Assurances	12
6.2.	Confidentiality	12
6.3.	Publicity	13
6.4.	Release and Covenant Not to Sue	13
6.5.	Certain Tax Matters	13

Article VII GENERAL PROVISIONS		14
7.1.	Expenses	14
7.2.	Notices	14
7.3.	Severability	14
7.4.	Assignment	14
7.5.	No Third-Party Beneficiaries	15
7.6.	Amendment; Waiver	15
7.7.	Entire Agreement	15
7.8.	Remedies	15
7.9.	Governing Law; Jurisdiction	15
7.10.	Waiver of Jury Trial	16
7.11.	Interpretation	16
7.12.	Mutual Drafting	16
7.13.	Agreements and Acknowledgments Regarding HSE	17
7.14.	Counterparts	17

EXHIBITS

A	Transferors
B	Sellers
C	Definitions

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EQUITY CONTRIBUTION AGREEMENT

This EQUITY CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of May 11, 2017, by and among (i) Jerash Holdings (US), Inc., a Delaware corporation (“Jerash”), (ii) Merlotte Enterprises Limited, Lee Kian Tjiauw and Ng Tsze Lun (collectively, the “Transferors”), (iii) Maxim Partners LLC, Dayspring Capital LLC, HSE Capital Partners, LLC (“HSE Capital”), GH Global Enterprises, LLC and Asset Intelligence Limited (collectively, the “Sellers”), and (iv) solely with respect to Section 6.6 hereof, Choi Lin Hung.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding capital stock of Jerash, consisting of 712,500 shares of common stock, par value $0.001 per share, of Jerash (the “Common Stock”), and no other securities of Jerash;

WHEREAS, the Transferors own all of the issued and outstanding capital stock of Global Trend Investments Limited, a limited company incorporated in the British Virgin Islands with the registration number 395431 (the “Company”), consisting of 1,100,000 ordinary shares of the Company (the “Ordinary Shares”), and no other securities of the Company;

WHEREAS, subject to the terms and conditions set forth herein, the parties intend to enter into a transaction pursuant to which each Transferor will assign, transfer and deliver to Jerash that number of Ordinary Shares set forth opposite such Transferor’s name on Exhibit A attached hereto (the Contribution Shares”) in exchange for the Share Consideration (as defined below) (the “Transfer”), as a result of which the Company will become a wholly-owned subsidiary of Jerash;

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of __________, 20__ (the “Purchase Agreement”), by and among Jerash and the purchasers identified on the signature pages thereto (the “Purchasers”), the Purchasers have agreed to purchase certain securities of Jerash;

WHEREAS, the consummation of the Transfer is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement;

WHEREAS, the parties intend that after giving effect to the transactions contemplated hereby, Sellers will retain, in the aggregate, 7.5% of the outstanding Common Stock;

WHEREAS, the sole director of the Company (the “Company Director”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Transfer, are in the best interests of the Company and its shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Transfer, and (c) resolved to cancel the share certificates previously issued to the Transferors and to issue a new share certificate to Jerash upon completion of the Transfer;

WHEREAS, certain capitalized terms used herein are defined in Exhibit C.

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

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Article I
THE CONTRIBUTION

1.1.          Contribution by the Transferors to Jerash. At the Closing and subject to and upon the terms and conditions of this Agreement, each Transferor shall contribute, sell, assign, transfer and deliver to Jerash, its successors and assigns, to have and to hold forever, such Transferor’s Contribution Shares.

1.2.          Issuance of Common Stock by Jerash. At the Closing and subject to and upon the terms and conditions of this Agreement, Jerash shall issue to each Transferor in exchange for such Transferor’s Contribution Shares, such Transferor’s Share Consideration.

1.3.          Seller Consent. Each Seller hereby consents to the Transfer and the other transactions contemplated by this Agreement and the other Ancillary Documents. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required pursuant to the provisions of the Delaware General Corporation Law.

1.4.          Further Actions. Following the Closing, each party hereto shall take all necessary actions, and make, execute and deliver any other instruments, papers or documents, which shall or may be reasonably necessary or proper in order to (i) vest in Jerash all right, title and interest in and to the Contribution Shares, (ii) vest in each Transferor all right, title and interest in and to such Transferor’s Share Consideration and (iii) otherwise carry out the purpose and intent of this Agreement.

Article II
CLOSING

2.1.          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement at the offices of Harter Secrest & Emery LLP (“HSE”), 1600 Bausch and Lomb Place, Rochester, NY 14604. By mutual agreement of the parties, the Closing may take place by the exchange of facsimile or other electronic transmission of signature pages. The date on which the Closing actually occurs will be referred to as the “Closing Date.”

2.2.          Closing Deliveries by Jerash and the Sellers. At or prior to the Closing, Jerash and Sellers will deliver or cause to be delivered to the Company or the Transferors the following, each in form and substance reasonably acceptable to the Company:

(a)          the books and records of Jerash, to the extent available;

(b)          one or more stock certificates to each Transferor representing such Transferor’s Share Consideration;

(c)          resolutions of the board of directors of Jerash: (i) approving the transactions contemplated by this Agreement, including the issuance of the Share Consideration; (ii) accepting the resignations of all officers and directors of Jerash as of the Closing; and (iii) appointing, immediately following the Closing, the individuals comprising the board of directors of the Company immediately prior to the Closing as the members of the board of directors of Jerash.

(d)          a good standing certificate for Jerash certified as of a date no later than ten (10) days prior to the Closing Date from the proper Governmental Authority in its jurisdiction of organization and any foreign jurisdiction in which it operates;

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(e)          a certificate from an officer or the secretary of Jerash certifying to: (i) copies of Jerash’s Governing Documents as in effect as of the Closing, (ii) the resolutions of Jerash’s board of directors resolving to the matters described in Section 2.2(c) and authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound and the consummation of the Transfer and each of the other transactions contemplated hereby and thereby, and (iii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Jerash is or is required to be a party or by which Jerash is or is required to be bound; and

(f)           letters of resignations of the directors, officers and employees (if any) of Jerash prior to the Closing, duly executed by such individuals.

2.3.          Closing Deliveries by the Company and the Transferors. At or prior to the Closing, the Company and the Transferors will deliver or cause to be delivered to Jerash:

(a)          a certificate from the director of the Company certifying to (i) copies of the Company’s Governing Documents as in effect as of the Closing and (ii) the resolutions of the Company’s sole director approving the transfer of the Contribution Shares from each Transferor to Jerash.

(b)          a letter of transmittal in form and substance reasonably satisfactory to Jerash, with respect to the contribution by each Transferor of his, her or its Contribution Shares in exchange for the Share Consideration as contemplated by Section 1.1;

(c)          a certificate signed by the director of the Company certifying on behalf of the Company as to the accuracy and completeness, in each case as of the Closing, of: (i) the name and address of record of each Transferor; (ii) the number of Contribution Shares held by such Transferor, and (iii) the Share Consideration to which such Transferor is entitled pursuant to Section 1.2; and

(d)          a good standing certificate for the Company certified as of a date no later than ten (10) days prior to the Closing Date from the proper Governmental Authority in its jurisdiction of organization and any foreign jurisdiction in which it operates.

Article III
REPRESENTATIONS AND WARRANTIES OF JERASH
and the sellers

Jerash and the Sellers (other than HSE Capital, which makes no representation or warranty regarding the status, business or affairs of Jerash pursuant to this Agreement or otherwise) jointly and severally represent and warrant to the Transferors as follows:

3.1.          Organization and Qualification. Jerash is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Jerash has full corporate power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it, and is duly licensed or qualified to do business and in good standing as a foreign entity in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, except for such failures to be licensed, qualified or in good standing that, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect. Jerash does not have and has never had any Subsidiaries, and does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person, or is a participant in any joint venture, partnership or similar arrangement. Schedule 3.1 lists all current directors and officers of Jerash, showing each such Person’s name and positions.

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3.2.          Authorization; Corporate Documentation. Jerash has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Jerash, including requisite board of directors and shareholder approval of Jerash. Each of this Agreement and each Ancillary Document to which Jerash is or is required to be a party has been duly executed and delivered by Jerash and constitutes a legal, valid and binding obligation of Jerash, enforceable against Jerash in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions. The copies of the Governing Documents of Jerash, as amended to date, copies of which have heretofore been delivered to the Transferors, are true, complete and correct copies of the Governing Documents of such entities, as amended through and in effect on the date hereof.

3.3.          Capitalization.

(a)          Prior to giving effect to the transactions contemplated by this Agreement, Sellers are the legal, beneficial and record owners of all of the issued and outstanding capital stock of Jerash, with each Seller owning the capital stock of Jerash set forth on Exhibit B, and the shares of Common Stock set forth on Exhibit B constitute all of the issued and outstanding capital stock of Jerash. All of the issued and outstanding capital stock of Jerash (i) have been duly and validly issued, (ii) are fully paid and non-assessable and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of Jerash or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of Jerash, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of Jerash, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which Jerash or any Seller is a party or bound relating to any equity securities of Jerash, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Jerash, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of Jerash. All of the equity securities of Jerash have been granted, offered, sold and issued in compliance with all applicable corporate and securities Laws.

(b)          The authorized capital stock of Jerash consists of 15,000,000 shares of Common Stock and 500,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 712,500 shares of Common Stock and zero shares of Preferred Stock are issued and outstanding prior to giving effect to the Closing. Jerash has reserved from its duly authorized capital stock the Share Consideration issuable to the Transferors at the Closing pursuant to this Agreement. When issued to the Transferors in accordance with the terms of this Agreement: (a) the Transferors will acquire good and marketable title to the Share Consideration, and the Share Consideration will be issued, free and clear of all Liens except (i) those imposed by applicable securities Laws and (ii) as set forth in Section 6.5; (b) the Share Consideration will be validly and duly issued and fully paid and non-assessable; and (c) the Share Consideration will not be subject to any preemptive or similar rights of a shareholder of Jerash to subscribe for or purchase additional securities of Jerash as a result of such issuance.

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3.4.          Non-Contravention. Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by Jerash or any Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of Jerash, (b) violate or conflict with any Law or Order to which Jerash or any Seller, or their respective assets or equity interests are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of Jerash to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which Jerash is a party or by which Jerash or its assets or equity interests may be bound, (d) result in the imposition of a Lien on any equity interests or any assets of Jerash or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person; except with respect to clauses (b), (c), (d) and (e) where such violations, conflicts, defaults, Liens and failures to obtain Permits and consents, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect.

3.5.          Indebtedness. Jerash does not have any Indebtedness as of the Closing.

3.6.          Absence of Liabilities. Jerash does not have any Liabilities as of the Closing.

3.7.          Absence of Certain Changes. Since its formation: (a) Jerash has not conducted any business or operations other than seeking potential acquisition partner, and (b) there has not been a Material Adverse Effect.

3.8.          Assets. Jerash has no assets (including any Intellectual Property) of any kind or nature as of the Closing other than the assets as set forth on Schedule 3.8.

3.9.          Properties. Jerash does not currently own or lease and has never owned or leased any real property. Jerash does not own or lease any Personal Property.

3.10.        Compliance with Laws. Jerash is in compliance with all Laws and Orders applicable to it, its assets, business, employees or equity securities, except to the extent that such non-compliance, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect. Jerash has not received any written or oral notice of any actual or alleged violation of or non-compliance with applicable Laws, except to the extent that such violations and non-compliance, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect.

3.11.        Permits. There are no Permits required to be owned or possessed by Jerash to own its assets or to conduct its business as now being conducted and as presently proposed to be conducted, except to the extent that the failure to have any such Permits, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect.

3.12.        Litigation. There is no (a) Action of any nature pending or, to the Knowledge of Jerash, threatened or (b) Order now pending or previously rendered by a Governmental Authority, in either case of clauses (a) or (b), by or against Jerash or any of its directors or officers relating to their service as an officer or director of Jerash. Jerash does not have any material Action pending against any other Person.

3.13.        Material Contracts. Jerash is not a party to, and is not bound by, any of the following Contracts (each, a “Material Contract”):

(a)          any vendor or supply Contract for the purchase of goods or services;

(b)          any employment, contractor or consulting Contract with an employee or consultant or contractor, whether or not such service provider is terminable by the Company at will and without penalty;

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(c)          any Lease Agreement or lease of personal property or equipment;

(d)          any Contract relating to capital expenditures;

(e)          any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise;

(f)           any mortgages, indentures, guaranties, loans or credit agreements, security agreements or other Contracts relating to Indebtedness;

(g)          any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, nonsolicitation, “most favored nations” provisions, restrictions on the operation or scope of Jerash’s business or operations, or similar terms;

(h)          any joint venture, partnership, stockholder, voting trust or similar Contracts;

(i)           any Contract with any Related Person; and

(j)           any other Contract not identified in clauses (a) through (i) above that involves the expenditure or receipt by the Company of $5,000 or more on an annual basis and is not cancelable by the Company without penalty within ninety (90) days.

3.14.        Tax Matters.

(a)          Jerash has timely filed all income and other material Tax Returns required to have been filed by it, and all such Tax Returns are accurate and complete in all material respects;

(b)          Jerash has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established and maintained;

(c)          there is no current Action against Jerash in writing by a Governmental Authority in a jurisdiction where Jerash does not file Tax Returns where Jerash is or may be subject to taxation by that jurisdiction;

(d)          there are no currently pending or ongoing Tax audits or other administrative proceedings of Jerash’s Tax Returns by any Governmental Authority, for which written notice has been received, with regard to any Taxes for which Jerash would be liable; and

(e)          Jerash has not requested or received any ruling from, or signed any binding agreement with, any Governmental Authority that would apply to any Tax periods ending after the Closing Date.

3.15.        Employees and Labor Matters.

(a)          Jerash has no employees, consultants or independent contractors. Jerash paid in full to all employees all wages, salaries, commission, bonuses and other compensation due, including overtime compensation, and there are no severance payments which are or could become payable by Jerash to any employee under the terms of any written or oral agreement, or commitment or any Law, custom, trade or practice.

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(b)          Jerash is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had or would reasonably be expected to have, a Material Adverse Effect. There is no unfair labor practice complaint pending or, to its Knowledge, threatened against Jerash.

3.16.        Insurance. Jerash does not hold any insurance policies relating to its business, assets, properties, directors, officers or employees. Jerash does not have any self-insurance or co-insurance programs.

3.17.        Transactions with Related Persons. No Related Person is presently a party to any transaction with Jerash, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of Jerash), (b) providing for the rental of real or personal property to or from or (c) otherwise requiring payments to, any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. Jerash does not have any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real or personal property, or right, or tangible or intangible property (including Intellectual Property) which is used in Jerash’s business. Jerash’s assets do not include any receivable or other obligation from a Related Person, and the Liabilities of Jerash do not include any payable or other obligation or commitment to any Related Person.

3.18.        Bank Accounts. Schedule 3.18 lists the names and locations of all banks and other financial institutions with which Jerash maintains an account (or at which an account is maintained to which Jerash has access as to which deposits are made on behalf of Jerash) (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by Jerash. All cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

3.19.        No Brokers. Neither Jerash, any Seller nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

3.20.        No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Documents, neither Jerash nor any Seller makes any express or implied representations or warranties, and each of Jerash and the Sellers hereby disclaim any other representations and warranties, whether made orally or in writing, by or on behalf of Jerash or any Seller by any Person. The parties expressly acknowledge and agree that HSE Capital makes no representation or warranty of any kind under or pursuant to this Agreement or any Ancillary Document.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers severally and not jointly represent and warrant to the Transferors as follows:

4.1.          Authorization. Each Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller. Each of this Agreement and each Ancillary Document to which a Seller is or is required to be a party has been duly executed and delivered by each such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

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4.2.          Non-Contravention. Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by such Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of such Seller that is not a natural person, (b) violate or conflict with any Law or Order to which such Seller or its assets are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of such Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which such Seller is a party or by which such Seller or its assets may be bound, (d) result in the imposition of a Lien on any of the shares of Jerash’s capital stock held by such Seller or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

4.3.          Title to Jerash Shares. Each Seller owns good, valid and marketable title to the shares of Jerash’s capital stock set forth on Exhibit B free and clear of all Liens. No Seller is a “foreign person” for purposes of Section 1445 of the Code.

4.4.          Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order of any Governmental Authority is outstanding, against or involving any Seller or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is a party.

4.5.          No Brokers. No Seller, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.6.          No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Documents, no Seller makes any express or implied representations or warranties, and each Seller hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of a Seller by any other Person. Except for the representations in this Article IV, the parties expressly acknowledge and agree that HSE Capital makes no representation or warranty of any kind under or pursuant to this Agreement or any Ancillary Document.

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Article V
REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS

Transferors severally and not jointly represent and warrant to Sellers as to the following matters:

5.1.          Authorization. Such Transferor has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which such Transferor is or is required to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Transferor. Each of this Agreement and each Ancillary Document to which such Transferor is or is required to be a party has been duly executed and delivered by such Transferor and constitutes a legal, valid and binding obligation of such Transferor, enforceable against such Transferor in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

5.2.          Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by such Transferor, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a)  any provision of the Governing Documents of such Transferor that is not a natural person, (b) any Law or Order to which such Transferor or any of its business or assets are bound or subject or (c) any Contract or Permit to which such Transferor is a party or by which such Transferor or any of its properties may be bound or affected, other than, in the cases of clauses (b) and (c), such violations and conflicts which would not reasonably be expected to have a Material Adverse Effect.

5.3.          Title to Contribution Shares. Such Transferor is the sole, legal and beneficial owner of such Transferor’s Contribution Shares free and clear of all Liens, other than those that customarily arise under applicable securities Laws.

5.4.          Litigation. There is no Action pending or, to the Knowledge of such Transferor, threatened, nor any Order of any Governmental Authority is outstanding, against or involving such Transferor or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to adversely affect the ability of such Transferor to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Transferor is a party.

5.5.          Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 5.5. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. The Company does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person, or is a participant in any joint venture, partnership or similar arrangement.

5.6.          Organization and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization. The Company and each of its Subsidiaries has full corporate power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it, and is duly licensed or qualified to do business and in good standing as a foreign entity in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, except for such failures to be licensed, qualified or in good standing that, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect.

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5.7.          Capitalization. The issued and outstanding capital stock of the Company consists of 1,100,000 Ordinary Shares. All of tfhe issued and outstanding capital stock of the Company (i) have been duly and validly issued, (ii) are fully paid and non-assessable and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which the Company, or to the Knowledge of the Transferors, any stockholder of the Company, is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in compliance with all applicable corporate and securities Laws.

5.8.          Financial Statements; Indebtedness.

(a)          Attached to Schedule 5.8(a) are copies of the audited consolidated balance sheet and income statement for Jerash Garments and Fashions Manufacturing Company Limited, subsidiaries and affiliates, prepared in good faith and according to GAAP as of and for the fiscal years ended March 31, 2016 and March 31, 2015 (the “Jerash Garment Financial Statements”). The Jerash Garment Financial Statements are complete and accurate in all material respects.

(b)          Neither the Company nor any of its Subsidiaries has any Indebtedness as of the Closing.

5.9.          Absence of Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities except (a) Liabilities that are accrued and reflected on the Jerash Garment Financial Statements, and (b) obligations to be performed after the date hereof under any Contracts.

5.10.        Absence of Certain Changes. Since March 31, 2016, there has not been a Material Adverse Effect.

5.11.        Compliance with Laws. The Company and its Subsidiaries are in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, and their respective assets, business, employees or equity securities, except to the extent that such non-compliance, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Transferors’ Knowledge, oral notice of any actual or alleged violation of or non-compliance with applicable Laws, except to the extent that such violations and non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

5.12.        Company Litigation. There is no Action pending or, to the Knowledge of the Transferors, threatened, nor any Order of any Governmental Authority is outstanding, against or involving the Company or any of its Subsidiaries or any of their respective officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect.

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5.13.        Intellectual Property. To the Knowledge of the Transferors, the Company and its Subsidiaries owns free and clear of any Liens or has the license or right to use all material Intellectual Property used in the operations of the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Transferors, neither the business of the Company and its Subsidiaries as currently conducted, nor the sale or use of any product or service offered by the Company or its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party. To the Knowledge of the Transferors, no third party has infringed or misappropriated any of the Intellectual Property owned by the Company or its Subsidiaries. There is no third party claim or allegation asserted against the Company or its Subsidiaries in writing that the Company or its Subsidiaries is infringing or misappropriating any Intellectual Property of such third party. Each employee and each independent contractor of the Company and its Subsidiaries has executed a written agreement expressly assigning to the Company or its Subsidiaries, as applicable, all right, title and interest in any material Intellectual Property invented, created, developed, conceived or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company or its Subsidiaries, as applicable, and to the extent no written assignment agreement may exist with respect to any Intellectual Property or independent contractor’s work, such absence of a written agreement is not reasonably likely to result in a Material Adverse Effect .

5.14.        Material Contracts. The Company is not a party to, and is not bound by, any Material Contract.

5.15.        Tax Matters.

(a)          Each of the Company and its Subsidiaries has timely filed all income and other material Tax Returns required to have been filed by it, and all such Tax Returns are accurate and complete in all material respects;

(b)          each of the Company and its Subsidiaries has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established and maintained;

(c)          there is no current Action against the Company or any of its Subsidiaries in writing by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries, as applicable, does not file Tax Returns where the Company or its Subsidiaries, as applicable, is or may be subject to taxation by that jurisdiction;

(d)          there are no currently pending or ongoing Tax audits or other administrative proceedings of the Company’s or any of its Subsidiaries’ Tax Returns by any Governmental Authority, for which written notice has been received, with regard to any Taxes for which the Company or its Subsidiaries, as applicable, would be liable; and

(e)          neither the Company nor any of its Subsidiaries has requested or received any ruling from, or signed any binding agreement with, any Governmental Authority that would apply to any Tax periods ending after the Closing Date.

5.16.        Transactions with Related Persons. No Related Person is presently a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real or personal property to or from or (c) otherwise requiring payments to, any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. The Company does not have any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real or personal property, or right, or tangible or intangible property (including Intellectual Property) which is used in the Company’s business. The Company’s assets do not include any receivable or other obligation from a Related Person, and the Liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

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5.17.        No Brokers. No Transferor, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.18.        Independent Investigation. Such Transferor has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Jerash, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents of Jerash for such purpose. Such Transferor acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby, such Transferor has relied solely upon its own investigation and the express representations and warranties of Jerash and the Sellers set forth in Article III of this Agreement and of the Sellers set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

5.19.        No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Documents, neither the Company, the Transferors nor any Subsidiary of the Company makes any express or implied representations or warranties, and each such party hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of the Company by any Person.

Article VI
OTHER AGREEMENTS

6.1.          Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein).

6.2.          Confidentiality. Each Seller will, and will cause its Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in furtherance of their authorized duties on behalf of the Company or its Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the Company’s prior written consent; (b) in the event that a Seller becomes legally compelled to disclose any Confidential Information, provide the Company with prompt written notice of such requirement so that the Company or an Affiliate thereof may seek a protective order or other remedy or that the Company may waive compliance with this Section 6.2; (c) in the event that such protective order or other remedy is not obtained, or the Company waives compliance with this Section 6.2, furnish only that portion of such Confidential Information which is legally required to be provided as advised by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) promptly furnish to the Company any and all copies (in whatever form or medium) of all such Confidential Information and destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that Confidential Information will not include any information which, at the time of disclosure by a Seller or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement by a Seller or its Representatives.

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6.3.          Publicity. No party hereto shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except (i) as required by applicable Law after conferring with the other parties concerning the timing and content of such required disclosure, or (ii) as may be required of Jerash or its Affiliates by applicable Law or securities listing or trading requirement.

6.4.          Release and Covenant Not to Sue. Effective as of the Closing, each Seller hereby releases and discharges Jerash and its Affiliates from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Seller now has, has ever had or may hereafter have against Jerash or its Affiliates arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from Jerash or its Affiliates, whether pursuant to its Governing Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against Jerash or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary the releases and restrictions set forth herein shall not apply to (i) the rights of any Seller pursuant to the terms and conditions of this Agreement or any Ancillary Document; and (ii) the rights of HSE to pursue any claims for fees that may be owed to it by the Company as of the Closing Date (including, for the avoidance of doubt, the rights of HSE to pursue claims against Jerash for fees that may be owed to HSE pursuant to the Engagement Letter by and between HSE and Jerash Garments & Fashions Manufacturing Co. Ltd., dated July 15, 2016 (the “Engagement Letter”).

6.5.          Certain Tax Matters.

(a)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Transferors when due. Transferors shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).

(b)          The Sellers, Jerash, the Company and the Transferors shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives to reasonably cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving in good faith all disputes and audits with respect to all taxable periods relating to Taxes.

6.6.          Covenant to Fund. From and after the Closing, Merlotte Enterprise Limited and Mr. Choi Lin Hung, the sole owner of Merlotte Enterprise Limited, jointly and severally, agree to fund the operating, maintenance and capital costs necessary to maintain the business of the Company and its Subsidiaries, until such time as Jerash obtains the Secured Credit Facility (as defined in the Purchase Agreement).

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Article VII
GENERAL PROVISIONS

7.1.          Expenses. The parties agree that the Sellers shall be responsible for all fees and expenses (including all filing fees, registered agent fees and legal fees) arising out of the formation, incorporation and organization of Jerash. Except as otherwise expressly set forth elsewhere in this Agreement, each of the parties will bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement.

7.2.          Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email transmission or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to any Seller, to such Seller:	with a copy (which will not constitute notice) to:

c/o Maxim Group LLC	Loeb & Loeb LLP
405 Lexington Avenue	345 Park Avenue
New York, NY 10174	New York, NY 10154Attention: Mitchell Nussbaum
Attn: Sarah Robson	Facsimile No.: 212-504-3013
Facsimile No.: 212-895-3783	Telephone No.: 212-407-4159
Telephone No.: 212-895-3811

If to the Company or, after the Closing, Jerash, to:	With, after the Closing, a copy (which will not constitute notice) to:

19/F, Ford Glory Plaza	Harter Secrest & Emery LLP
37-39 Wing Hong Street	1600 Bausch & Lomb Place
Cheung Sha Wan, Kowloon, Hong Kong	Rochester, New York 14604
Attention: Mr. Choi Lin Hung	Attention: James M. Jenkins, Esq.
Facsimile No.: (852) 2371-0010	Facsimile No.: (585) 232-2152
Telephone No.: (852) 2484-6688	Telephone No.: (585) 232-6500

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

7.3.          Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

7.4.          Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 7.4 will be null and void ab initio. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto.

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7.5.          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

7.6.          Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

7.7.          Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

7.8.          Remedies. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

7.9.          Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles). For purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby, each party hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York (or in any court in which appeal from such courts may be taken), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 7.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 7.9, (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action, and (d) waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law or in equity.

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7.10.        Waiver of Jury Trial. The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements, in each case whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Each party hereto acknowledges that it has been informed by the other parties hereto that this Section 7.10 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement. Any party hereto may file an original counterpart or a copy of this Section 7.10 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

7.11.        Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iv) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vi) the term “or” means “and/or”; (vii) reference to “dollars” or “$” shall mean United States Dollars; (viii) reference to any statute includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Schedules and Exhibits to this Agreement.

7.12.        Mutual Drafting. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof.

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7.13.        Agreements and Acknowledgments Regarding HSE. The parties expressly acknowledge and agree that notwithstanding HSE Capital’s status as a Seller, HSE, an Affiliate of HSE Capital, has acted as counsel to the Company in connection with the transactions contemplated by this Agreement and has represented only the interests of the Company in connection therewith. The parties further expressly acknowledge and agree that HSE has in the past and is presently performing legal services for Maxim Group LLC, an Affiliate of Jerash and certain of the Sellers, on matters unrelated to the transactions contemplated by this Agreement. Each of the parties expressly (i) consents to HSE acting for the Company in connection with this Agreement, notwithstanding its status as an Affiliate of a Seller or the fact that HSE has and is presently performing services for Maxim Group LLC on matters unrelated to the transactions contemplated by this Agreement, (ii) waives any conflict of interest that may exist or may arise from HSE’s status as an Affiliate of a Seller or the fact that HSE has and is presently performing services for Maxim Group LLC on matters unrelated to the transactions contemplated by this Agreement and (iii) agrees that it will not assert the fact that HSE is an Affiliate of a Seller or has and is presently performing services for Maxim Group LLC on matters unrelated to the transactions contemplated by this Agreement as grounds for disqualifying HSE as counsel to either the Company, Jerash or Maxim Group LLC.

7.14.        Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Jerash:

JERASH HOLDINGS (US), INC.

By:	/s/ Timothy G. Murphy
Name: Timothy G. Murphy
Title: President

Transferors:

MERLOTTE ENTERPRISES LIMITED.

By:	/s/ Choi Lin Hung
Name:
Title:

/s/ Lee Kian Tjiauw
LEE KIAN TJIAUW

/s/ Ng Tsze Lun
NG TSZE LUN

Sellers:

MAXIM PARTNERS LLC

By:	/s/ Timothy G. Murphy
Name:
Title:

DAYSPRING CAPITAL LLC

By:	/s/ Karl Brenza
Name: Karl Brenza
Title: Managing Member

[Signature Page to Equity Contribution Agreement]

HSE CAPITAL PARTNERS, LLP

By:	/s/ Raymond P. Miller
Name: Raymond P. Miller
Title: Partner

GH GLOBAL ENTERPRISES, LLC

By:	/s/ Gary J. Haseley
Name:
Title:

ASSET INTELLIGENCE LIMITED

By:	/s/ K.M. Wong
Name: K.M. Wong
Title: Vice President

AND SOLELY WITH RESPECT TO SECTION 6.6 HEREOF,

/s/ Choi Lin Hung
CHOI LIN HUNG

[Signature Page to Equity Contribution Agreement]

Exhibit A
Transferors

Transferor Name	Number of Ordinary Shares of the Company Owned by Transferor	Percentage of Total Ordinary Shares of the Company	Share Consideration to Transferor (in Shares of Jerash Common Stock)
Merlotte Enterprises	539,000	49%	4,305,875
Lee Kian Tjiauw	437,250	39.75%	3,493,031
Ng Tsze Lun	123,750	11.25%	988,594

Exhibit B
Sellers

Seller Name	Number of Shares of Jerash Common Stock Owned by Seller	Percentage of Total Shares of Jerash Common Stock
Maxim Partners LLC	270,750	38%
Dayspring Capital LLC	256,500	36%
HSE Capital Partners, LLC	57,000	8%
GH Global Enterprises, LLC	57,000	8%
Asset Intelligence Limited	71,250	10%

Exhibit C
Definitions

1.            Certain Defined Terms. As used in the Agreement, the following capitalized terms shall have the following meanings. Other capitalized terms used in the Agreement shall have the meanings ascribed to them in the Agreement.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York City, New York.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Confidential Information” means any information concerning the business and affairs of the Company or its Affiliates that is not generally available to the public, including know-how, Trade Secrets, operational methods and plans or strategies, and any similar information disclosed to Jerash, the Sellers or their respective Affiliates; provided that following information shall be excluded from the definition of “Confidential Information” hereunder: (i) information lawfully in Jerash’s, the Sellers’ or their respective Affiliates’ possession prior to its disclosure; (ii) received in good faith from a third party not subject to any confidentiality obligation to the Company; (iii) which now is or later becomes publicly known through no breach of confidentiality obligation by Jerash, the Sellers or their respective Affiliates; or (iv) is independently developed by Jerash, the Sellers or their respective Affiliates without the use or benefit of the Company’s Confidential Information.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Disclosure Schedules” means the disclosure schedules to this Agreement dated as of the date hereof and forming a part of this Agreement.

C-1

“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following, including any applications to register any of the following, as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“Knowledge” means: (i) with respect to any Transferor, the actual present knowledge of a particular matter by such Transferor or, if such Transferor is not a natural person, by any executive officer or director of such Transferor after reasonable inquiry of internal documents and communications in such executive officer’s or director’s possession or control; (ii) with respect to any Seller shall mean the actual present knowledge of a particular matter by such Seller or, if such Seller is not a natural person, by any executive officer or director of such Seller after reasonable inquiry of internal documents and communications in such executive officer’s or director’s possession or control; and (iii) with respect to Jerash, the actual present knowledge of a particular matter by any of the directors or executive officers of Jerash after reasonable inquiry of internal documents and communications in such executive officer’s or director’s possession or control.

C-2

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon: (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

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“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property.

“Related Person” means, as to any Person, such Person’s Affiliates, any officer, director, manager, employee, trustee or beneficiary of such Person or such Person’s Affiliates, and any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person).

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“Share Consideration” means, that number of shares of Jerash Common Stock set forth opposite such Transferor’s name on Exhibit A attached hereto.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

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“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

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